Exhibit 99.1

InterDigital Mourns Loss of Board Member Bob Shaner

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ: IDCC) today announced with regret that Robert W. (Bob) Shaner, a member of the company’s Board of Directors, died September 6, 2008 at his home in Hilton Head Island, S.C., after an extended illness.

Mr. Shaner, 60, joined the board of InterDigital® in December 2003 and served on the audit, compensation, and nominating and corporate governance committees. A telecommunications industry executive for many years, Mr. Shaner sat on the board of directors for iGo, Inc. and was managing partner of Performance Management, LLC at the time of his death. In addition, he served on the Board of Trustees for Central Methodist University since 1999, having been elected chairman of the board in May 2004.

“We are grateful for the wisdom and guidance Bob provided to InterDigital over the years during a period of great achievements for the company,” said Harry Campagna, Chairman of the Board. “We are deeply saddened by this loss and offer our sincere condolences to his family and friends.”

From February until September 2004, Mr. Shaner served as interim chief executive officer of REMEC, Inc., a developer and manufacturer of telecommunications infrastructure products for voice, video and data transfer over wireless networks and sophisticated microwave electronic subsystems for defense radar, communications, and electronic warfare applications. He retired in 2003 as president of wireless operations for Cingular Wireless LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation, a position to which he was appointed in 2001. From November 1999 to January 2001, Mr. Shaner served as the regional president of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Prior to 1999, Mr. Shaner served in various executive capacities at SBC-related companies.

Mr. Shaner earned his bachelor’s degree in chemistry from Central Methodist University in 1970. He undertook graduate studies at Southern Illinois University and the Advanced Management Program at Stanford University.

InterDigital’s Board now totals six Directors, four of whom are independent.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

CONTACT:
InterDigital, Inc.
Media:
Jack Indekeu, +1-610-878-7800
jack.indekeu@interdigital.com
or
Investor:
Janet Point, +1-610-878-7800
janet.point@interdigital.com